POWER OF ATTORNEY

Novo A/S, a Denmark corporation, hereby grants Power of Attorney to Thomas Dyrberg, and appoints him as attorney-in-fact, to prepare, execute and submit in the name of and on behalf of Novo A/S, the following documents:

Forms 3, 4, and 5, Schedules 13G and 13D, Forms 13F and 13H, and any amendments thereto, and any other filings advisable or required to be filed by Novo A/S under Section 13 or Section 16 of the Securities Exchange Act of 1934, as amended, and the rules thereunder;

Form IDs, including amendments thereto, and any other documents necessary or appropriate to obtain and/or regenerate codes and passwords enabling Novo A/S to make electronic filings with the United States Securities and Exchange Commission (the "SEC"); and

Transaction based reporting and representations required to enable sales of stock by Novo A/S under Rule 144 of the Securities Act of 1933, as amended, including but not limited to Rule 144 Forms, Representation Letters to Brokers, and Representation letters to Issuers relating to such sales.

Novo A/S hereby grants to Thomas Dyrberg full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of the rights and powers herein granted.
This Power of Attorney shall remain in full force and effect until revoked by Novo A/S in a signed writing delivered to the foregoing attorney-in-fact.

Hellerup, 1 September 2016

Novo A/S


/s/ Sten Scheibye
Chairman of the Board of Directors
Novo A/S

/s/ Kasim Kutay
Chief Executive Officer
Novo A/S